Exhibit 99.1

Press Release #201217	FOR IMMEDIATE RELEASE	May 24, 2012

Mildred Peak, Arizona Update

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces five diamond drill holes have been completed by Altar Resources (Altar) with holes MP-12-01 and MP-12-02 currently being assayed.

The Mildred Peak gold, silver and copper property is located approximately 65 miles south west of Tucson, Arizona in a general area of the State known to host porphyry copper deposits. There are two separate areas: The current diamond drill program is taking place on the lands upon which the Company has a Right Of First Refusal with Altar ( the “ROFR Lands”) covering about 1,260 acres, north and adjacent to Enertopia’s 100% optioned lands which cover an additional 7,148 acres.

The property vendor Altar has completed five diamond drill holes on the ROFR Lands with the objective of outlining a shallow low grade bulk tonnage gold / silver resource. Four of the Altar drill holes twinned historic exploration drill holes by Kalium Chemicals Ltd. (Kalium) in 1974.The drill program was initially planned to be a nine hole program with each of the holes being 300 feet in depth.

Due to the strong silicification encountered in the drill holes Altar deepened holes MP-12-03, MP-12-04, MP-12-05. Currently they are drilling hole MP-12-06.

Below are the historic Kalium drill holes that were twinned during the current diamond drill program at the Mildred Peak ROFR Lands (which have not been independently verified).

HistoricHole#	From–To(ft)	Width(ft)	Goldg/t
J-3	115-150	35	1.06
J-9	0-135	135	1.12
J-20	0-105	105	1.12
SH-3	0-150	150	1.37

Below is a table presenting the six vertical holes, their twinned historic holes, and the total depth of each hole for Altar’s current drilling program.

HistoricHole#	Newhole#	TotalDepth(ft)
J-3	MP-12-06	Drilling
J-9	MP-12-05	462
J-20	MP-12-04	420
SH-3	MP-12-02	280
None	MP-12-01	290
None	MP-12-03	452

The silicified and mineralized Jurassic Metaconglomerate which hosts the mineralized occurrences on the ROFR land, including the historic Gold Bullion and Jupiter workings continues to the west, south, and east on the Company’s property. At this time the true thickness of the mineralized zone is not known. Initial logging of the core displays significant alteration, including pyritization and silicification over drill lengths similar to the historic Kalium results.

“We are excited that the current diamond drilling will allow us to understand the relationship between rock types, structure and mineralization down to greater depths which should greatly enhance our knowledge on the property.,” said Robert McAllister, President.

Tony Gilman, M.Sc. P. Eng., a Qualified Person under the meaning of Canadian National Instrument 43-101, is responsible for the technical content of this press release.

About Enertopia

Enertopia’s (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding potential reserves, exploration results, development or production programs, capital and operating expenditures, future revenue estimates, ability to produce or concentrate, availability of future financing and future plans and objectives of Enertopia Corporation. Actual results relating to, among other things, reserves, results of exploration, capital costs, corporate finance, and production costs could differ materially from those currently anticipated in such statements. Some but not all of the factors affecting forward-looking statements include: the speculative nature of mining exploration, production and development activities; changes in reserve estimates; the productivity of Enertopia's proposed properties; changes in the operating costs; changes in economic conditions and conditions in the resource, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates; technological, and mechanical and operational difficulties encountered in connection with Enertopia’s exploration and development activities. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that the Company will make all the required payments of cash and/or stock in future years that are required to hold and acquire the Mildred Peak interest.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.